EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

        This Purchase Agreement (this “Agreement”) is entered into as of July 8, 2004 by and among Octel America, Inc., a Delaware corporation (“Buyer”) and Starreon Corporation, a Colorado corporation (“Seller,” and together with Buyer, the “Parties”). Certain capitalized terms used but not otherwise defined herein have the meanings assigned to them in Annex A attached hereto. In consideration of the mutual promises made, and representations, warranties, and covenants contained, herein, the Parties agree as follows:

§1.	Purchase and Sale.

        (a)  Transaction. This Agreement is evidence of the exercise of rights pursuant to Section 11.3 of that certain Operating Agreement of Octel Starreon L.L.C., a Delaware limited liability company (the “Company”), dated as of March 1, 1999 (the “Operating Agreement”). Upon execution and exchange of this Agreement: (i) Seller does hereby sell, convey, assign and transfer to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in the Company, which includes Seller’s entire ownership interest in Company of 4,410 limited liability company units (representing 50% of all outstanding limited liability company units in Company) (collectively, the “Purchased Units”) at an aggregate purchase price of US$43 million (the “Purchase Price”) (together with all related transactions, the “Transaction”); and (ii) Buyer has paid the Purchase Price for the Purchased Units to Seller pursuant to §1(b) of this Agreement.

        (b)  Closing. The closing of the Transaction (the “Closing”) has occurred at the offices of Fisher, Sweetbaum & Levin, P.C. in Denver, Colorado, USA, on the date hereof, commencing at 9:00 a.m. local time, or at such other time and place mutually agreed by the Parties. At the Closing, Buyer has delivered to Seller cash by electronic transfer in immediately available funds in an aggregate amount equal to the Purchase Price. Following receipt of the Purchase Price, Seller hereby has sold, conveyed, assigned and transferred the Purchased Units to Buyer and has caused Company to enter Buyer’s name on Company’s Register of Unitholders as the holder of record of the Purchased Units. All actions and transactions constituting the Closing shall be regarded, solely for the purposes of the Closing, as one and single transaction so that, at the option of the Party having interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

§2.	Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this §2 are correct and complete as of the date of this Agreement and the Closing.

        (a)  Organization and Authorization. Seller has full power and authority to execute and deliver this Agreement and any other documents related to the Transaction (collectively, the “Transaction Documents”) to which it is a party and to perform its obligations thereunder, and each of the Transaction Documents to which it is a party constitutes the valid and legally binding obligation of such party, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of each of the Transaction Documents to which it is a party have been duly authorized by Seller. The execution and delivery of the Agreement hereby validly transfers and assigns to Buyer all of Seller’s right, title and interest in and to the Company.

        (b)  Non-contravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the Transaction, will (i) violate any provision of Seller’s charter, bylaws, or other governing documents, or, to Seller’s Knowledge, any law, regulation or order of, or any agreement with, any government, agency thereof or court to which Seller is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement (including any agreement among shareholders), contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of its assets is subject.

        (c)  Securities. Seller holds of record and owns beneficially the Purchased Units free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, or any other restrictions, except to the extent set forth in the Operating Agreement. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any membership interest in the Company, except to the extent set forth in the Operating Agreement. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interest in Company. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the Transaction, will result in the imposition or creation of any Liens upon or with respect to the Purchased Units. To Seller’s Knowledge, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

§3.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this §3 are correct and complete as of the date of this Agreement and the Closing.

        (a)  Organization and Authorization. Buyer has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, and each of the Transaction Documents to which it is a party constitutes the valid and legally binding obligation of such party, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of each of the Transaction Documents to which it is a party have been duly authorized by Buyer.

        (b)  Non-contravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the Transaction, will (i) violate any provision of Buyer’s charter, bylaws, or other governing documents, or, to Buyer’s actual knowledge after reasonable inquiry, any law, regulation or order of, or any agreement with, any government, agency thereof or court to which Buyer is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement (including any agreement among shareholders), contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject.

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        (c)  Due Diligence. Because of its involvement in the Company, Buyer has had access to all material and information concerning the Company, its management, its current and prospective business and other details relevant to the purchase of the Units. Buyer has had an opportunity to ask questions about the Company and the purchase of the Units. To Buyer’s knowledge, all information requested by Buyer was furnished and all questions were answered to Buyer’s satisfaction. Buyer did not rely on Seller or its agents to evaluate or make the decision to buy the Units. Buyer relied solely on its own legal advisers and its own investment counselors concerning the income and the investment considerations of purchasing the Units.

§4.   Post-Closing Covenants. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement or any other Transaction Documents, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including tax) records, agreements and financial data of any sort relating to any of the Company and its subsidiaries (the “Company Data”); provided that Buyer shall, upon Seller’s reasonable written request, provide to Seller, upon reasonable notice and during normal business hours, access to the Company Data relating to the period prior to the Closing to the extent required for Seller to comply with any applicable law or regulation (including any tax law or regulation).

§5.	Miscellaneous.

        (a)  Severability; Specific Performance; Counterparts. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        (b)  Succession and Assignment; Amendments and Waivers. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may amend any provision or assign this Agreement without the prior written approval of the other Party.

        (c)  Governing Law; Dispute Resolution; Expenses. This Agreement shall be governed by and construed in accordance with the domestic laws (without regard to the laws of conflicts) of the State of Delaware. The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally determined by arbitration in accordance with the then current international commercial arbitration rules of the American Arbitration Association in Denver, Colorado. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and any related documents.

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        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

OCTEL AMERICA, INC.
By:	/s/ Dennis J Kerrison
	Name:	Dennis J Kerrison
	Title:	President and Chief Executive Officer

STARREON CORPORATION
By:	/s/ Mark McPherson
	Name:	Mark McPherson
	Title:	President and Chief Executive Officer

Annex A
Definitions

“Liens” means mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Seller’s Knowledge” means the actual knowledge of any of Mark McPherson, Patrick Williams and Vali Jerome, in each case after reasonable inquiry.